EXHIBIT 1.3
RESTATED BY-LAWS OF IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA.
TITLE I. NAME, TERM OF DURATION AND DOMICILE. SECTION ONE: NAME. The Company shall operate under the name of "IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA". A company not adhered to the Optional Statutory Regime of Mandatory Public Tender Offer. SECTION TWO: TERM OF DURATION: The term of duration of the Company shall expire on April 5, 2043. SECTION THREE: DOMICILE: The Company’s registered office shall be located in the City of Buenos Aires, Republic of Argentina, provided, however, that it shall be entitled to set up branches, agencies or any kind of representative offices within Argentina or abroad. TITLE II. PURPOSE. SECTION FOUR: PURPOSE: The Company’s purpose shall be to engage itself, either per se or through third parties, with third parties or associated with third parties or under contracts entered into with public or private physical or artificial persons, or by means of the organization and/or acquisition of artificial persons in the Republic of Argentina or abroad, in the following businesses: I) REAL ESTATE INVESTMENTS, OPERATION AND DEVELOPMENT: through the purchase, sale, swap, acquisition and/or conveyance for any valuable consideration, including permissions acquired by purchase, assignment, conveyance, possession, merger or a grant by the Government and the Company being, to that end, authorized to apply to the national, provincial and municipal governments, for permits and concessions for real estate fit for any use whatsoever, whether urban or rural, within or without Argentina, and/or through the creation, acquisition and/or conveyance, for any valuable consideration, of companies owning such real estate; development, subdivision, (including through the regime of condominium property), urbanization, lotting, organization, use, exploitation, marketing, and/or disposal (including through the regime of condominium property) pursuant to any legal means, contemplated in codified law or not, including purchase and sale, lease, trust, concession, lodging agreement, garage agreement, assignment, agreements pursuant to which real property and/or personal property or credits are created and/or conveyed, etc., over all kinds of real property, whether owned by the Company or by third parties, whether urban or rural, located within or without Argentina, for the purposes and/or uses which, subject to current rules and regulations, are deemed most advisable on a case by case basis, including but not limited to, homes, offices for enterprises and/or professionals, retail stores and/or shopping malls of any size, operation of hotels, apart-hotels, hostels, time-sharing, shopping centers, malls, business strips, multi-storey car parks, parking lots, lots, country clubs, private neighborhoods, private cemeteries, sports centers, entertainment centers, tourist attractions and/or entertainment centers, etc.; II) INVESTMENTS IN SECURITIES of any kind: through the purchase, sale, exchange, lease or any other type of authorized transaction involving shares, negotiable obligations, corporate or Government bonds, certificates of ownership interests in any type of assets, any type of securities, issued by the public or private sector, in Argentina or abroad, personal property and animals of any kind, intellectual property, letters patent, trademarks and industrial rights, designs, power supply and, overall, any other type of personal property and/or rights and the operation and use of such personal property and/or rights; III) CONSTRUCTION AND/OR OPERATION OF PUBLIC WORKS, SERVICES AND PROPERTY: to build, implement, carry out, operate and/or manage public works, public utilities and/or public property, either as a concessionaire, licensee or under any other legal title or modality, irrespective of the use of such, to participate in concessions and/or licenses for public works and/or services and/or property and/or assets and to acquire ownership interests in investment companies that own interests in licensees or concessionaires; IV) REPRESENTATIONS: to accept and carry out representation assignments, agencies, commissions, consignments and/or business management; V) MANAGEMENT: to manage all types of real or personal property, funds, portfolios of loans, real or personal property, assets of any type, either the Company’s or a third party’s, to run homeowners’ associations, parking spaces, garages, multi-storey car parks and parking lots, to carry out agency agreements and/or management assignments, to accept the position of trustee, etc.; VI) CONSTRUCTIONS: to build, recycle, refurbish, revamp, carry out, develop, etc. real property, either the Company’s or a third party’s, in the private and in the public sector, irrespective of their use and in compliance with the applicable rules and regulations, through one or more professionals and/or representatives who are duly qualified and licensed to do so; VII) Advice: advise third parties on the activities mentioned in paragraphs I) to VI) of this Section, as well as on the planning and development of any kind of works, in all cases, as applicable, in compliance with the applicable laws, through qualified and duly licensed experts and/or representatives; and VIII) FINANCING for Real Estate Ventures and/or Projects and/or Works and/or Transactions: To grant loans to be applied to funding real estate undertakings, projects, works and/or developments, to third parties in the private or public sector and/or for the acquisition of real estate, either new or used, irrespective of the use to be given to such real estate, to make capital and/or technology and/or know how contributions for the same purposes already quoted, requesting, in each case, the collateral deemed advisable; this expressly includes granting loans to the Company’s personnel, irrespective of their position and in accordance with the credit rating of each employee and subject to the establishment of a security interest, either personal or real; all of which shall be in compliance with the applicable rules and regulations and to the extent such transactions are not within the scope of the Law of Financial Institutions of Argentina. IX) FINANCING, CREATION, DEVELOPMENT AND OPERATION OF INTERNET-RELATED UNDERTAKINGS, SITES OR PROJECTS: To finance, create, develop and/or operate any type of Internet undertaking, project or site, related, supplementary or ancillary to any of the activities described in the preceding paragraphs I) through VIII). SECTION FIVE: MEANS FOR FULFILLMENT OF CORPORATE PURPOSE: A) For a better fulfillment of its corporate purpose, the Company shall have full legal capacity to acquire rights, undertake obligations and carry out any kind of legal acts related to its corporate purpose and not expressly prohibited by the laws or these Bylaws. B) In particular, the Company may: 1) Acquire through purchase or under any other title, real or personal property and any kind of rights, titles, shares or securities and sell, assign, exchange or otherwise dispose of them under any title, or give them as collateral and encumber them, including by way of guarantee trusts, mortgage, pledge or any other in rem right, and set up easements thereon; 2) Associate with third parties, be they physical or artificial persons, by organizing companies or acquiring interests in companies, entering into temporary business union or pooling agreements; 3) Enter into any kinds of contracts; 4) undertake any kind of obligations, including loans, and execute any kind of transactions with official or private banks, whether national or foreign, international credit agencies and/or any other kind of institutions; 5) Grant commercial loans related to its business; 6) Take and grant powers of attorney; 7) Accept and make donations; 8) Issue negotiable obligations and other debt securities, in Argentina or abroad, denominated in any currency, either secured or unsecured and convertible or not into shares of the Company, as well as other securities. C) In furtherance of the development of the activities included in its corporate purpose, the Company shall be entitled to organize companies or have interests in public or private artificial persons, domiciled in Argentina or abroad. TITLE III. CAPITAL AND SHARES. SECTION SIX: CAPITAL: The movements in the corporate capital shall be reflected in the Company’s balance sheets, indicating authorized amount, class and category of shares, par value and number of votes per share. SECTION SEVEN: SHARES: A) The Company’s shares are designated as common, book-entry shares of one peso ($1) par value each, entitled to one (1) vote per share. B) The Company may issue preferred shares, either with or without voting rights, which shall be issued in book-entry form. Preferred shares shall be entitled to a preferred dividend, either cumulative or not, pursuant to their terms of issue. Preferred shares may also be entitled to an additional share in the net income. SECTION EIGHT: ISSUE OF SHARES: A) The capital may be increased by resolution of the general ordinary shareholders’ meeting. B) Each issue of shares shall be implemented in compliance with the rules of the Argentine Securities Commission, the Exchanges where the Company’s shares are listed, and the Superintendency of Corporations, as well as such foreign rules as may applicable. Any resolution to increase the stock capital shall be cast into a public deed, unless otherwise resolved by the Shareholders’ Meeting on each opportunity, and recorded in the Public Registry of Commerce. C) The Shareholders’ Meeting that resolves upon the issue shall determine the features of the shares to be issued, and may delegate on the Board of Directors the power to determine the time of issue, method and conditions of payment, and delegate any other powers permitted by applicable laws and regulations. D) The holders of common shares are entitled to subscribe for new shares pro rata to their respective holdings, in which case they shall exercise such right in the manner and within the term set by the Shareholders’ Meeting and the applicable regulations. In addition, the shareholders who exercise their preemptive subscription rights shall have an accretion right in the event that, upon expiration of the term for exercising preemptive subscription rights, there shall remain an unsubscribed balance; accretion rights shall be exercised concurrently with preemptive subscription rights. E) Should any capital increase be levied by any tax in the future, it shall be paid on the date of execution of the corresponding registration documents. SECTION NINE: SHARE TRANSFERS: 1. Share Transferability. 1.1. Freedom of conveyance; Limitations. The transfer of Company shares is not subject to any limitation, except in the situations described in paragraphs 2. and 3. as in such cases the relevant provisions under this section shall apply. Such relevant provisions are related in scope to the limitations upon transferability contemplated in section 214 of Law No. 19,550. It is expressly clarified that such limitation shall apply to: (i) the tender offers regulated by the Regime of Transparency in Public Offerings (Decree No. 677/01), the General Resolutions issued by the Argentine Securities Commission (CNV) and/or any other regulation that may amend, supplement or replace them; (ii) the subscription of shares or any other mechanism that permits the effective acquisition or subscription of shares. 1.2. Scope of application. In the application of this section to the mandatory requirements imposed on tender offers, shares shall be understood to refer to (i) share coupons that confer the right to the delivery of shares; (ii) overall, any other instrument or right exercised that entitles to the delivery of shares, including warrants or purchase options, convertible securities or similar securities that enable the acquisition of shares with voting rights; and (iii) Global Depositary Receipts or American Depositary Receipts. From this point onwards, the use in this section of the term securities, shares or any variation thereof shall be understood to have the scope described in the preceding paragraphs. 2. Takeovers. 2.1. Acquisitions of Controlling Interests. Relevant Acquisitions. For the benefit of the Company and of the shareholders who would be adversely affected by a takeover of the Company without payment of sufficient valuable consideration (control premium) if the provisions in paragraph 3. are not complied with, direct or indirect acquisitions of shares that may allow the purchaser to obtain a controlling interest over the Company (takeovers) shall be prohibited. And, even if such control were not conferred, if the shares intended for acquisition were to represent, in the aggregate, thirty-five per cent (35%) or more of capital stock, with the intended acquisition being for such percentage or for a lower percentage which on top of previously acquired shareholdings would reach or exceed 35% (relevant acquisitions), acquisitions shall be prohibited. 2.2. Exclusions. The following cases shall be excluded from the requirements described in paragraph 3: (i) acquisitions by existing shareholders or by those exercising control over shares or convertible securities in accordance with the provisions of Decree 677/2001, irrespective of the application of the regulations imposed by the Argentine Securities Commission; and (ii) when shareholdings exceed thirty-five per cent (35%) of the Company’s capital stock, to the extent such excess is due to a distribution of shares or share dividends resolved by the Company’s Shareholders’ Meeting with the requisite majorities mandatory when dealing with extraordinary points in the agenda or in the framework of an issuance of shares as a result of a merger approved by the Company’s Shareholders’ Meeting, subject, in both cases, to the disposal of such excess shareholdings on the earlier of a term of one hundred and eighty days (180 days) counted from the moment the shareholdings were credited to the shareholders’ account or prior to holding any Shareholders’ Meeting. 3. Takeover Bid (“OPA” in Spanish). 3.1. Definition. For all purposes of this section and irrespective of the application of the Regulations of the Argentine Securities Commission to other cases not included herein, as is the case of sub-paragraph 2.2. in the preceding paragraph, tender offers (OPA in Spanish) shall be understood to refer to those pursuant to which, considering all the actions taken, an individual, a legal entity or a group of individuals or legal entities that make the tender offer, aim to obtain an amount of shares such that control over the Company shall be obtained or either a portion of the capital stock equal to or higher than thirty-five per cent (35%), even when such portion of capital stock were not in itself sufficient to obtain control over the Company. For all the purposes of this section, the following holdings shall be accumulated: those in the possession of individuals or legal entities acting in concert or under common management, or being the bidder’s controlling or controlled companies as well as holdings in trusts in which the bidder and/or any individual or legal entity acting in concert or under common management or being the bidder’s controlling or controlled company are directly or indirectly beneficiaries or holders of voting rights. Without prejudice to any penalties that may be imposed on the parties that acting in concert though failing to express such actions in conformity with applicable statutory and regulatory requirements, an action in concert shall be presumed to exist when: (i) in the case of individuals, there is relationship either by blood or by marriage up to the fourth degree; (ii) in the case of legal entities or other bodies corporate, when there is a common controlling entity, or when, at least a third of management members are the same in those legal entities or bodies corporate. The above notwithstanding, it is expressly understood that no action in concert shall be presumed when there are holdings accumulated by group investment entities with at least 100 members in each one which, and even while under common management, such holdings do not exceed forty-five per cent (45%) of the Company’s capital stock and such institutions expressly represent that they do not aim to obtain or exercise control over the Company. 3.2. Requirements and Procedure. 3.2.1. Notice to the Company; content, elements and information. Irrespective of the submission of the tender offer to the Argentine Securities Commission by the bidder, the bidder must simultaneously with such submission, serve the Company with a written notice of the tender offer it intends to make. The notice shall notify the Company, through a presentation addressed to its Board of Directors, of all the terms and conditions of any agreement or preliminary agreement entered or intended to be entered between the bidder and a Company shareholder under which the bidder would be in the situation described in subparagraph 2.1. of the preceding paragraph (hereinafter the “Preliminary Agreement”) in the event of consummation. In addition, the notice to be served upon the Company shall be accompanied through any reliable means by the following information and elements: (i) The bidder’s identity, nationality, domicile and telephone number; (ii) Should the bidder be a group of individuals, the identity and domicile of each one and those of the managers of each person or entity making up the group, including the identity of the controlling entity of the bidder; (iii) The consideration offered in exchange for the shares and/or securities, expressly itemized pursuant to the relevant mechanism chosen from amongst those described in paragraph 4 (Price) as well as the origin of the funds required to comply with the covenants arising from the tender offer. If the tender offer were subject to the effective acquisition of a minimum number of shares or convertible securities, such minimum number is to be stated; (iv) The term during which the tender offer shall be in force, which should be the maximum term authorized by the regulations of the Argentine Securities Commission, computed as therein established; (v) An express statement that the tender offer is to be open to all shareholders and that the bidder takes on an irrevocable obligation to acquire all the shares offered subject to the sole condition that the aggregate bid is to exceed the minimum amount informed; (vi) An express waiver of the right to assert any claim whatsoever that may arise from the withdrawal of any acceptance provided that such withdrawal were to take place during the term of legal validity of the tender offer (vii) The formal requirements to be met by the acceptance of the tender offer, which must necessarily include the complete identity of the shareholder, the number of securities whose sale has been accepted as well as the establishment by the shareholder tendering acceptance of a domicile of choice for purposes of this section nine (viii) The accounting records provided for in sections 67 and 234, sub-section 1 of Law No. 19,550 for the last three (3) fiscal years of the bidder or bidders and of their controlling entities, with the minutes documenting approval, if applicable, or the filing of similar documentation in the event the bidder were a person not governed by the provisions of Law No. 19,550; (ix) The policies that the bidder and its controlling entities have in place as regards the distribution of dividends, the formation of reserves, either voluntary or pursuant to the by-laws, if any, when such policies may not be clearly surmised from the accounting documentation or when they have been agreed upon pursuant to agreements amongst the shareholders, and if this were the case, a copy of these agreements must be provided as well and the policies in that respect that the bidder intends to establish in the event the tender offer were successful; (x) The funds necessary for the Company to incur the expenses inherent in transmitting such information to the shareholders; (xi) The statement by the bidder that the tender offer is not within the scope of Law No. 25,156, Defense of Competition or any rule that replaces it, or, if applicable, a copy of all the documentation filed with the antitrust authorities or a commitment to file such documentation simultaneously with the antitrust authorities and with the Company; (xii) a covenant by the bidder that it will provide the Company with any documentation required to be filed with the Argentine Securities Commission or other regulatory agencies in Argentina or abroad in relation to the tender offer simultaneously upon filing such documentation with any such authorities; and; (xiii) a detail of any prior acquisition of shares in the Company by the bidder, by all the individuals or legal entities that had acted in concert or under common management, either as the bidder’s controlled or controlling entities, and the acquisitions of shares by trusts in which the bidder, all the individuals or legal entities that may have acted in concert or under common management, either as the bidder’s controlled or controlling entities are beneficiaries or holders of voting rights, with a copy of any filing with the Argentine Securities Commission or any other foreign regulatory agency in relation with such acquisition. As a condition precedent for the procedure to continue, and within a term no shorter than 5 (five) business days, the Board of Directors shall require, if applicable, that any related information be completed or clarified and it may also request any other additional information or elements when the Board deems it necessary to be better informed and to proceed to a better assessment of the bid, in compliance with the Board’s fiduciary duties to the shareholders and for the benefit of the Company’s interests. 3.2.2. Publications. Term of the tender offer. Upon filing the tender offer with the Argentine Securities Commission and serving notice thereof on the Company, the bidder must simultaneously publish a notice containing substantially all the information detailed above. The notice is to be published for the term and in the media determined by the regulations of the Argentine Securities Commission and additionally, for three (3) days, at minimum, in a newspaper of general circulation in the City of New York and in any other city in whose stock exchange or market the Company’s shares or securities are listed, without prejudice of the bidder’s duty to comply with any applicable rules and regulations established by foreign authorities. The term of the tender offer shall be the maximum admitted by the regulations of the Argentine Securities Commission and it shall start to run the day immediately after the last publication referred to above. 3.2.3. Report by the Board of Directors. Notice to the addressees of the tender offer. Within ten (10) business days of receipt of the communication mentioned in 3.2.1., or, if all its requirements have been met, the Board of Directors shall draft and approve an in-depth report of the implications and likely forecasts that in the opinion of the Board the tender offer would imply for the Company and the shareholders with a specific and duly grounded opinion on the suitability of the transaction proposed to the interests of the Company and the consequential recommendation that the Board of Directors deems advisable. Such report must also contain (i) the Board of Directors’ opinion on the reasonableness of the price offered in the tender offer and a technical recommendation whether to accept or reject the bid, (ii) information on any decision, either made or to be made or under study that has a reasonable likelihood of succeeding and that in the opinion of the Board is relevant for the purpose of accepting or rejecting the bid and, (iii) information on the acceptance or rejection of the tender offer intended by the Directors - including the Directors members of the Executive Committee - and by first line managers who are shareholders in the Company. Once such report is ready, without prejudice to the filings with the Argentine Securities Commission and the Buenos Aires Stock Exchange or self-regulated exchange where the Company’s securities are listed, the Board of Directors shall send such report and recommendation by mail to each shareholder, together with a copy of the notice served by the bidder as set forth in 3.2.1. with a summary of the information therein contained. 4. Price. The price per share shall be the same, it shall be monetary and may not be less than the highest price per share or security resulting from any of the following: (i) the highest price per share paid by the bidder, or on behalf of the bidder, for any acquisition of shares within 2 (two) years preceding the notice mentioned in 3.2.1., adjusted to reflect any stock-split, share dividend, subdivision, creation of classes and/or reclassification thereof or any reclassification that affects or relates to the shares; (ii) the highest selling price at closing during the thirty-day period immediately preceding the notice mentioned above, of one share as quoted in the Buenos Aires Stock Exchange, in each case adjusted to reflect any of the contingencies listed in the preceding (i) affecting or relating to the shares and/or convertible securities; (iii) the highest price resulting from the calculation made as explained in (i) and (ii), multiplied by the coefficient resulting from such price and the lowest price in the two-year period prior to the period referred in (i) above or (ii) above, as applicable. In each case, the price shall be adjusted taking into account any of the contingencies explained in (i) affecting or relating to the shares and/or convertible securities; (iv) earnings per share recorded by the Company during the last four fiscal quarters complete and known and immediately preceding the date on which the notice of the tender offer was served upon the Company multiplied by the highest price/earnings ratio recorded by the Company in the two-year period immediately preceding the date of the notice referred to above. Said figures shall be determined on the basis of the average quotation of the Company’s shares and the earnings of the last four fiscal quarters known upon determination; and (v) the book value of the Company’s shares at the time it was served with the notice of the tender offer, multiplied by the highest coefficient resulting from the ratio between the price of the Company’s share and the most recent book value known at the time of each calculation in the two years preceding the notice of the tender offer served on the Company. 5. Withdrawal. The shareholders or holders of securities who accepted the tender offer may withdraw such acceptance throughout the remaining period of validity of the tender offer and the bidder shall have no right to assert any claim whatsoever. Withdrawals of the acceptance are to be notified to the bidder in the domicile informed in the notice of the tender offer served on the Company; in the event there was more than one bidder, such notice of withdrawal shall be valid when served upon any of them. 6. Scope of the acquisition. The bidder shall acquire all the shares in the possession of all the shareholders who accepted the tender offer. If the number of such shares were less than the minimum number fixed by the bidder as a condition to proceed to the acquisition, the bidder may withdraw the bid. 7. Outcome of the tender offer. Within 48 (forty-eight) hours of expiration of the term of legal validity of the tender offer, or simultaneously with the communications that are to be sent in conformity with the regulations of the Argentine Securities Commission, the bidder must notify the Company, by any reliable means, of the acceptances tendered, detailing for each one the information related to the party tendering the acceptance as described in 3.2.1. (vii). The Board of Directors shall make such information available to the shareholders in the Company's registered office and shall publish it for one (1) day in the same media referred to in 3.2.2. 8. Non-compliance with the requirements. The acquisitions that do not meet the requirements set forth in this section may not be enforced against the Company and they shall not be entered in the Company’s Stock Register irrespective of whether this register is kept by the Company or by a third party. If the Stock Register were kept by a third party, any relevant entries shall be made only when the Board of Directors has by any reliable means notified the entity responsible for keeping the Stock Register that the procedure is complete and that all applicable requirements have been met. Irrespective of this preceding sentence, shares acquired in breach of the provisions in this section, even if entered in the Stock Register, shall have no political or economic rights until the situation relating to acquisition thereof has been duly regularized. Neither shall they be computed in order to determine quorum in the Company’s shareholders’ meetings. 9. Consideration of tender offers in which consideration does not meet the requirements specified in paragraph 4 of this Section Nine. If all other requirements imposed on tender offers in accordance with this Section Nine have been met but the consideration tendered in exchange for the shares does not meet the requirements specified in paragraph 4 of this Section Nine, the

Board of Directors shall publish the existence of such tender offer for two (2) days in the Bulletin of the Buenos Aires Stock Exchange and in two other publications of general information for investors. If, within 45 (forty-five) days subsequent to publication of the tender offer, at minimum 15% (fifteen per cent) of the shareholders so requested, at its cost the Company shall: (i) hire a leading investment bank to be proposed by the shareholders who made the request for the bank to analyze the tender offer and to issue an opinion on the value of the Company’s shares and (ii) call, as soon as practicable after receipt of such opinion, a shareholders’ meeting in order to consider any amendments to the by-laws that may be required to accept the bid. Irrespective of these provisions, the limitations upon transfers of shares contemplated in this Section Nine as regards the consideration tendered in exchange, shall not be applicable when the bidder has obtained the express and written agreement of the shareholders representing a percentage of capital stock and votes not below 51% (fifty-one per cent), in which assumption there shall be no need to hire an investment bank or to obtain a resolution by the shareholders’ meeting. For all the purposes of this section nine, the shares acquired by the Company shall be considered excluded from the calculation bases used to compute majorities”. SECTION TEN: PUBLIC OFFERING. The Company may publicly offer its shares in any Argentine or foreign Stock Exchange or Securities or Over-the-Counter Market, by fulfilling all the necessary requirements and procedures. TITLE IV. NEGOTIABLE OBLIGATIONS AND OTHER SECURITIES. SECTION ELEVEN: NEGOTIABLE OBLIGATIONS. OTHER SECURITIES. (A) The Company may issue in Argentina or abroad, negotiable obligations or other securities, either typical or atypical in accordance with Law No. 19,550 and any special statutes that may apply. (B) The issue shall be decided by an ordinary or extraordinary general shareholders’ meeting, whichever applies, according to the special legislation or by the Board of Directors if this were specifically authorized by the applicable rules and regulations. The shareholders’ meeting may delegate upon the Board of Directors to decide on any or all of the conditions of the issue. (C) The Company may issue other securities permitted by applicable laws which may be convertible into shares or not. In the case of convertible securities, shareholders shall have pre-emptive rights. (D) The Company is also authorized to create classes of shares representing an ownership interest in compliance with the regulations set forth by the Argentine Securities Commission. TITLE V. MANAGEMENT AND ADMINISTRATION. SECTION TWELVE: BOARD OF DIRECTORS. (A) Management and administration of the Company’s business is vested in the Board of Directors consisting of not more than fourteen  (14) nor fewer than eight (8) regular members, and an equal or smaller number of Alternate Directors, as resolved by the general ordinary shareholders’ meeting. Alternate directors shall fill any vacancies arising in the Board in the order in which they were appointed, whether such vacancy were due to the absence, resignation, leave of absence, disability, disqualification or death of the Regular Director and, when such grounds for substitution are temporary, they are subject to the prior approval by the Board. B) Each Director shall hold office for three (3) fiscal years and may be unlimitedly re-elected. C) Notwithstanding rules requiring election by cumulative vote, the Directors shall be elected by slate, so long as no shareholder objects. In the event a shareholder objects, voting shall be for each individual nominee. The slate or individual nominees, as the case may be, shall be elected upon receiving a majority of votes. If no slate were to obtain a majority, there shall be a new vote between the two slates or individual nominees receiving the most votes, the slate or individual nominees with the most votes being deemed elected. SECTION THIRTEEN: Regular directors shall deposit in guarantee for the performance of their duties at least Pesos ten thousand ($ 10,000) or its equivalent in government securities, or where appropriate, through any of the options permitted by the applicable law. SECTION FOURTEEN: VACANCIES. If any position on the Board of Directors becomes vacant in the event of death, disability, disqualification, resignation, removal or temporary absence of one or more Regular Directors, and there are no Alternate Directors available, preventing the Board from holding sessions validly, the Supervisory Committee shall designate Directors to fill all such vacancies until the next general ordinary shareholders’ meeting is held. SECTION FIFTEEN: DISTRIBUTION OF POSITIONS. At the first Board of Directors’ meeting, after each general ordinary shareholders’ meeting, the Board of Directors shall appoint, from amongst its members, the Regular Directors who shall hold the offices of Chairman, First Vice-Chairman and Second Vice-Chairman. SECTION SIXTEEN: MEETINGS. A) The Board of Directors shall hold meetings with the minimum frequency required by applicable law, provided, however, that the Chairman or his substitute may call a meeting when it is deemed advisable or upon request by any member. B) Notices of meetings shall be made by reliable means by the Chairman, or his substitute, at least five days prior to such meeting, indicating the agenda. Items not included in the agenda may be considered if originated after notice of such meeting was made and were considered an urgent matter. C) The Board of Directors shall register all decisions adopted in a minute book legalized for such purpose. The Company’s Board of Directors may act with members in attendance, or communicated with each other by other means of simultaneous transmission of sound or images and sound, either existing or to be created in the future and in accordance with the laws in force. The supervisory committee shall put on record the legality of the resolutions adopted. In any event, board minutes shall reflect the kind of participation in the case of members participating from a remote location. SECTION SEVENTEEN: QUORUM AND MAJORITIES. (A) A quorum for a meeting of the Board of Directors is an absolute majority of its regular members or alternates substituting for regular members. (B) Resolutions of the Board of Directors shall be passed upon the affirmative vote of a majority of the Directors in attendance. In case of an impasse, the Chairman or the person substituting for the Chairman shall be entitled to casting vote. (C) The Resolutions of the Board of Directors shall be deemed handed down if quorum had been formed with the directors physically in attendance in the place where the meeting is held, with the remaining directors being authorized to take part in the resolutions adopted to the extent they are able to communicate with the directors physically present through a mechanism that allows them to voice their opinions and cast their votes simultaneously, such as videoconferencing and similar means. SECTION EIGHTEEN: POWERS OF THE BOARD OF DIRECTORS. The Board of Directors has broad powers to organize, manage and direct the

Company, including matters requiring special powers, according to section 1881 of the Civil Code and section 9 of Decree-Law No. 5965/63. As a result, the Board of Directors may enter into any legal act necessary to fulfill the corporate purpose on behalf of the Company, such as purchase, sell, exchange, lease personal or real property of any kind, being entitled to set up any kind of in rem rights, grant or receive any pledge, mortgage, personal or other guarantees; enter into any kind of private contracts necessary to fulfill the corporate purpose; give or receive money or security loans, operate with any kind of state or private bank, financial company or entity, national or foreign; issue, endorse or discount promissory notes, bills of exchange and checks on funds or overdrafts; grant and revoke general and special powers of attorney, for court matters, management or others, with broad powers, with or without substitution authority; appoint and remove managers, fixing their salaries and powers; commence, pursue, respond or withdraw complaints or criminal actions; and in general, take any legal step necessary related to the purpose of the Company. The Board of Directors shall be further empowered to call shareholders’ meetings, either general or special, ordinary or extraordinary, as the case may be, establishing the agenda, and shall annually submit to the consideration of the annual ordinary shareholders’ meeting, the annual report and financial statements corresponding to the running fiscal year within the legal term and under due form. The foregoing enumeration is not limitative. Therefore the Board of Directors may, in general, enter into any transaction, act or contract related to the corporate purpose in compliance with the laws. The authority to answer interrogatories during legal proceedings or arbitration shall be vested on the Chairman or on the First or Second Vice-Chairman or on the person/s generally or specially appointed by the Board of Directors. SECTION NINETEEN: REPRESENTATION OF THE COMPANY. The representation of the Company is exercised: (A) by the Chairman of the Board of Directors or his (her) substitute in accordance with these By-laws, or (B) by any two of the remaining Regular Directors acting jointly. In this latter case, the Directors acting on behalf of the Company shall require authorization pursuant to a minute of the meeting of the Board of Directors in which the act involved is authorized. In order to respond to interrogatories in legal proceedings on behalf of the Company, the provisions in the final part of SECTION EIGHTEEN shall apply. SECTION TWENTY: CHAIRMAN. In addition to the powers and duties concerning any Regular Director, the Chairman shall represent the Company under the provisions set forth in the previous section, and has a casting vote in the event of a tie at a meeting of the Board of Directors. The Chairman shall have the duty to comply with and cause the Company to comply with applicable laws, decrees and other regulations, these By-laws and shareholders’ and Board of Directors’ resolutions. SECTION TWENTY-ONE: VICE-CHAIRMAN: (A) The First Vice Chairman shall replace the Chairman in the event of death, disability, disqualification, resignation, removal, or absence, whether permanent or temporary. (B) Should the First Vice Chairman be unable to assume the duties of the Chairman for any of the foregoing reasons, the Second Vice Chairman shall replace the Chairman. (C) In any event, with the exception of a temporary absence, the Board of Directors shall elect a new Chairman within thirty days of a vacancy arising. SECTION TWENTY-TWO: EXECUTIVE COMMITTEE. (A) The day-to-day

business of the Company is managed by an Executive Committee consisting of no fewer than five (5) and not more than nine (9) regular members. Regular members of the Executive Committee are elected from among the Board of Directors at the first meeting held after the annual ordinary general shareholders’ meeting. The Chairman, Vice Chairman and Second Vice Chairman of the Board of Directors have to, necessarily, be members of the Executive Committee; an alternate member, also selected from the Board of Directors, serves on the Executive Committee in the event of a temporary vacancy of any of the regular members. Stepping down from the office of Regular Director for any reason whatsoever shall automatically imply stepping down from the office of member of the Executive Committee with no need of an express decision. (B) The Executive Committee shall, at its first meeting, designate from among its members a Chairman and a Vice-Chairman, with the latter substituting for the former in the event of absence or permanent or temporary inability to discharge functions. (C) A quorum is achieved at a meeting of the Executive Committee by the presence of three (3) members and adoption of a resolution requires a majority of these three members. In the event of an impasse, the Chairman or the person substituting for the Chairman is entitled to two votes. (D) The Executive Committee, in its first meeting, shall establish the frequency of its meetings, irrespective of the meetings to be held when summoned by its Chairman or the person substituting for the Chairman or in response to a request by any of its members, which requested meeting is to be held within forty-eight (48) hours of the request. Under no circumstances shall these meetings require an agenda previously established and informed. Evidence of these meetings shall be recorded in a book of minutes specially legalized for such purpose. (E) The Executive Committee may divide its functions by creating special three-member (3) Sub-committees and any of these three members may be replaced by the alternate member referred to above. The sub-committees shall abide by the rules of operation previously set forth. (F) Notwithstanding the powers granted to the Board of Directors either by law or these By-laws, the Executive Committee shall manage the day-to-day businesses which are not directly managed by the Board of Directors by reason of its original powers or by delegation. As a result, the Executive Committee may: (1) subject to the strategic objectives established and the decisions made by the Board of Directors, lay down and implement the business, loan, financial and human resources policies to be abided by the Company, as well as any other policy related to the Company’s corporate purpose, executing and conducting any agreement and transaction necessary, including those requiring instrumentation through a notarial deed, (2) subject to the structural guidelines established by the Board of Directors, create, maintain, remove, restructure or transfer any administrative and functional areas and departments within the Company; (3) Create Special Committees, appoint Executive Vice Chairmen, Executive Directors and/or analogous functional structures or levels, appoint the persons who shall fill such positions and determine the scope of their duties; 4) Approve the Company’s headcount, appoint managers, including the general managers and deputy managers and determine their duties, hire personnel of any rank or hierarchy, establish the levels of compensation to be earned by each position in the payroll as well as working conditions and make any other decision related to the Company’s human resources, including promotions and dismissals, with the Chairman of the Executive Committee being authorized to decide transfers, relocations and/or removals and to impose any penalties applicable; 5) Propose to the Board of Directors the creation, opening, transfer or closure of branches, agencies or representative offices within or without Argentina, as well as any involvement in the creation of other companies, including pursuant to acquisitions in other companies domiciled in Argentina or abroad and the disposal, either in whole or in part, of any ownership interests related thereto and supervise the operation of all of them, imparting instructions as applicable in relation to the exercise of corporate rights; 6) Manage and dispose of corporate property on the basis of the general guidelines established by the Board of Directors and irrespective of the attributes of the Board and, with the same scope, borrow funds to apply them to the Company’s operations; 7) Prepare and submit to the consideration of the Board of Directors any plans necessary to develop the policies referred to in sub-section 1) of this paragraph as well as the regime applicable to agreements, the annual budget and the estimates related to expenses, investments and levels of indebtedness; 8) Approve reductions, waiting periods, refinancings, novations, debt cancellations and/or waivers of rights whenever necessary and/or advisable to the Company’s day to day operations; 9) Establish its own internal regulations, if deemed necessary. The preceding list is merely illustrative and the Executive Committee is authorized to carry out any actions necessary inherent in the day-to-day conduct of its corporate business. It is expressly understood that the above functions may be discharged by assigning them to the Special Committees whose creation is contemplated in paragraph E). Irrespective of the attributes of the Board of Directors and of the attributes vested in the Company’s legal representatives, the Minutes of the Executive Committee shall be sufficient documentation to authorize the conduct of any ordinary transaction of the Company, and the only transactions excluded from this requirement are those whose amounts exceed 10% of the Company’s net shareholders’ equity, calculated in accordance with the most recent audited financial statements available at the time of the transaction. TITLE VI. SUPERVISION. SECTION TWENTY-THREE: SUPERVISORY COMMITTEE. A) The Company’s supervision is the responsibility of a Supervisory Committee composed of three (3) regular and three (3) alternate members. Members are elected at the general ordinary shareholders’ meeting. In the first meeting following the General Ordinary Shareholders’ Meeting, the Supervisory Committee shall appoint a Chairman among its members. B) Members shall be elected for a term of one (1) fiscal year. C) The Supervisory Committee shall meet and adopt its resolutions upon the presence and favorable vote of a majority of its members. Pursuant to these By-laws, the Supervisory Committee shall meet whenever it is so required to fulfill its responsibilities and to comply with any applicable rules and regulations. E) The resolutions adopted at such meetings shall be registered in an officially validated minute book. F) In the event of death, disability, disqualification, resignation, removal or absence, whether permanent or temporary of the regular members, the alternate members shall substitute for them in the order of appointment. G) The members of the Supervisory Committee shall have the powers and duties set forth under the Argentine Companies Law. H)

The General Ordinary Shareholders’ Meeting shall fix the Supervisory Committee’s compensation pursuant to the provisions of the applicable laws. TITLE VII. SHAREHOLDERS’ MEETINGS. SECTION TWENTY-FOUR: NOTICE OF MEETING. (A) Shareholders’ meetings are convened by the Board of Directors or the Supervisory Committee as required by law or as requested by the holders of at least five percent (5%) of the capital stock of the Company. A meeting requested by the shareholders must be held within thirty (30) days after receipt of such request. B) The first and second notice of ordinary shareholders’ meetings may be made simultaneously pursuant to Section 237 of Law No. 19,550, notwithstanding the provision for unanimous meetings. If simultaneous notice was not given, a Shareholders’ Meeting that is held on second notice for failure to reach quorum at its first notice must be held within thirty (30) days thereafter, in compliance with the publications of notices required by the laws. SECTION TWENTY-FIVE: SHAREHOLDERS’ REPRESENTATION. A) Shareholders may be represented at any shareholders’ meeting by granting a proxy by private instrument certified by a notary, judicial or bank officer. B) The rights to shares held jointly must be exercised in unison. SECTION TWENTY-SIX: CHAIRMANSHIP. Shareholders’ Meetings shall be presided by the Chairman of the Board of Directors, or the Director then acting as Chairman of the Board of Directors. SECTION TWENTY-SEVEN: QUORUM AND MAJORITIES. Quorum and majority systems are ruled by Sections 243 and 244 of Law No. 19,550 according to the meeting, except for the quorum for an Extraordinary Shareholders’ Meeting on second notice which shall be held regardless of the number of shareholders with a right to vote present at the meeting. TITLE VIII. BALANCE SHEETS AND ACCOUNTS. SECTION TWENTY-EIGHT: FISCAL YEAR. Fiscal years shall begin on July 1 and end on June 30 of the following year. The financial statements required by law and by legal and technical resolutions in force shall be drawn up as of such date. SECTION TWENTY-NINE: ALLOCATION OF PROFITS. (A) Net income shall be allocated in the following order: (1) 5% (five per cent) is retained in a legal reserve until the amount of such reserve equals 20% (twenty per cent) of the Company’s subscribed capital; (2) such amount as fixed by the Shareholders’ Meeting is allocated to fees payable to the Board of Directors and the Supervisory Committee; and (3) the balance to dividends on shares and to the additional share in profits conferred to preferred shares, as applicable, and to dividends on common shares, or to voluntary reserve or contingency reserve funds, carried forward or used for any purpose as determined by the shareholders’ meeting. B) Cash dividends shall be paid proportionally to the corresponding holdings within thirty (30) days of their approval and the right to receive payment on dividends shall expire three (3) years after they were made available to the shareholders. (C) Annual dividends may be paid in cash or in shares and in cash, jointly, except for those corresponding to employee stock ownership programs, if issued, which shall be paid solely in cash in the term established in sub-paragraph (B). Any other dividends are to be made available to the shareholders in a term not in excess of the term established by the regulations of the Argentine Securities Commission, computed in the manner therein established. Irrespective of the provisions under Section 7, when the terms and conditions of issuance of preferred shares do not expressly provide for the manner of payment of the economic preference, the Shareholders’ meeting may establish that it should be paid in shares of the same class as those issued. (D) Quarterly dividend payments may be made in accordance with applicable rules and regulations and the by-laws. (E) Should distribution of dividends in cash be approved, upon including the issue in the agenda as deserving special consideration, payment thereof may be established to be paid in as many installments as the shareholders’ meeting may have decided, subject to the formalities and in the conditions and the total term applicable in conformity with the regulations in force upon making each decision. TITLE IX. DISSOLUTION AND WINDING-UP. SECTION THIRTY: DISSOLUTION AND WINDING-UP. A) When the Company shall decide its dissolution, liquidation shall be performed by the Board of Directors and the Supervisory Committee, unless the shareholders’ meeting shall appoint a liquidation committee, in which case, the Shareholders’ Meeting shall establish the liquidators’ powers. B) Once corporate liabilities have been met and the capital repaid, the surplus amount shall be distributed ratably among the shareholders according to their respective holdings, with the preferences as herein stated.”